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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@shareholdersonline.org

State Street Shareholder Demands Enron Documents Be Preserved:
Says Questions Regarding State Street's Selection as "Special Fiduciary"
Are Appropriate Lines of Inquiry at Stockholders' Meeting, in Federal Court

ALEXANDRIA, VIRGINIA, October 25, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of the Corporation's shareholders later this year, today demanded that all documents pertaining to State Street's selection as "special fiduciary" to the Enron pension plans be preserved.

"When State Street was handpicked as the special fiduciary in early 2002, the mainstream media barely seemed to notice," says Jorstad. "Seemingly caught up in the main story - the tragic and devastating loss to the Enron families - the media seemed to overlook this sidebar story."

"The irony here is that the Enron question - 'Why?' - should have been the one everyone was asking. 'Why State Street? Why did Labor Secretary Elaine Chao and Labor Solicitor Eugene Scalia argue to a Federal Judge to install State Street as the special fiduciary?' I intend to get the answers to those 'Why?' questions for State Street's shareholders."

The body of Mr. Jorstad's demand letter follows. This letter was sent earlier today, to: Mr. Charles C. "Skip" Cutrell, III, Esquire (Secretary of State Street Corporation), Mr. Edward D. Farley, Esquire (Clerk), and Mr. Jeffrey N. Carp (Chief Legal Officer).

Gentlemen:

Notice is hereby given that the circumstances leading to State Street's selection as the "special fiduciary" to take over the Enron pension plans - at the urging and behest of Labor Secretary Elaine Chao and Labor Solicitor Eugene Scalia - is likely to become the subject of a shareholder derivative lawsuit, naming certain of State Street's current and former Directors and officers as co-defendants.

In accordance with the canons of ethics governing your chosen profession, and in accordance with the legal dictates of Sarbanes-Oxley, please take immediate steps to ensure that all corporate records pertaining to State Street's business dealings with the White House, the Labor Department, the PBGC, and the Enron pension plans regarding this "special fiduciary" relationship are preserved for discovery in appropriate legal proceedings.

It is my contention, as a shareholder of the Corporation, that the decision to take on this assignment was a political favor from State Street's senior executive management team to the Administration, rather than a business decision made in the best interests of the Corporation's shareholders. I note, for example, the close relationship between the current Chairman and CEO of State Street, Ronald E. Logue, and the former White House Chief of Staff, Andrew H. Card.

Without limit, I specifically demand that all communications to or from John Serhant (or any other member of the so-called "G4" at SSgA) regarding the Enron pension plans be preserved.

It is beyond dispute, in my opinion, that the decision to take on the Enron plans has caused damage to the Corporation and its shareholders. Indeed, State Street's own motion to disqualify Keller Rohrback, LLP in the Polaroid ERISA class action bears out my opinion.

Please also see the Memorandum and Order signed by The Honorable William H. Pauley, III, dated February 4, 2005, denying State Street's motion to disqualify Keller Rohrback. Judge Pauley's decision on that motion recites and memorializes enough of the history in the Enron matter to more than substantiate my contention. If you do not have a copy of this Order, I would be happy to supply you with an electronic copy.

In light of the foregoing, the business judgment of the Directors and executive management is appropriately called into question. Did Mr. Logue do a favor for his friend in high office, rather than look out for the best interests of the Corporation's shareholders? That is the question upon which the anticipated derivative litigation will turn.

It will also be the subject of no small number of questions at the next stockholders' meeting, at which I expect answers more forthcoming than those given by the present CEO during the 2006 Annual Meeting.

In Massachusetts, the duty to preserve evidence is broad, and arises once it is reasonably expected that the evidence would be useful and relevant in anticipated litigation. If there is spoliation of evidence by anyone acting in the name of the Corporation, I will seek appropriate remedies.

Thank you for your immediate attention to - and obedient compliance with - the foregoing demand. In closing, I demand that you provide a copy of this letter to each of the "independent" non-management Directors, as well as to Mr. Carp. I remain

Very truly yours,

/s/

Patrick A. Jorstad

Jorstad concludes: "I believe that these are precisely the sorts of issues that owners of an American company ought to be empowered to discuss at stockholders' meetings. Mr. Logue's conduct at the 2006 Annual Meeting leads me to believe that he takes a very different view of how forthcoming a CEO has to be with the owners. Since the intra-corporate avenues of expressing dissent and asking questions have been closed by the current management structure, I look forward to obtaining answers in another forum."

###

Editors' Notes: John Serhant was, until recently, one of the so-called "G4," a group of senior State Street executives who helped steer policy at SSgA - the asset management division of State Street. Serhant is mentioned in the lawsuit that former Chief Investment Officer Alan John Brown has brought against State Street. Serhant also gave an interview about the Enron mandate, setting forth the public rationale for State Street's selection by the Administration as the "special fiduciary" of the Enron pension plans. That interview appeared in The Boston Globe on July 8, 2002, is titled, "State Street Corp. Executive Comments on Oversight of Enron Retirement Plans," and was written by Beth Healy.

The Polaroid ERISA class action - in which the circumstances surrounding State Street's selection as the special fiduciary for the Enron plans is discussed in some detail - is captioned as: In Re: Polaroid ERISA Litigation, 03-CV-08335-WHP, and is pending in the U.S. District Court for the Southern District of New York. Judge Pauley's Memorandum and Order of February 4, 2005, referenced above, is located on the civil docket as item number 98. His Memorandum includes a very concise recitation of State Street's appointment as special fiduciary to the Enron plans, at the behest and urging of top Administration officials. As recounted in Judge Pauley's Order denying State Street's motion, State Street sought to have Keller Rohrback disqualified in the Polaroid litigation, based on the fact that State Street had shared certain industry practices with that law firm in the Enron ERISA litigation.

On August 4, 2004, The Boston Globe ran an interview-based article with the current Chairman and CEO of State Street, Ronald E. Logue. That interview was titled, "Rocky Times at 'Staid Street': New CEO Looks to Get the Firm back on Track through Focusing on Execution," and was written by Andrew Caffrey. Among the information that emerged from this article: "...Logue is a Holbrook native who graduated from high school with White House chief of staff Andrew Card..." Among the documents and records Mr. Jorstad intends to seek are any and all communications between the former White House Chief of Staff and any past or current executive of State Street Corporation, including Ronald E. Logue, pertaining to State Street's appointment as the "special fiduciary" to the Enron plans.

Important Information: Patrick A. Jorstad plans to file a proxy or consent statement with the Securities and Exchange Commission relating to a solicitation of proxies or consents from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, currently proposed to be held on Friday, December 1, 2006. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT OR CONSENT STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement or consent statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006. Permission to quote or attribute the third-party sources above was neither sought nor obtained.